News Release

For Immediate Release:	For More Information,
July 29, 2010	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports Second Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $2.9 million, or $0.17 per diluted common share, for the three months ended June 30, 2010 and $6.3 million, or $0.38 per diluted common share, for the six months ended June 30, 2010.  For the three and six months ended June 30, 2009, the Company reported earnings of $43.5 million, or $2.61 per diluted common share, and $46.6 million, or $2.80 per diluted common share, respectively.

In the second quarter of 2009, the Company realized a $67.9 million gain related to the acquisition of Cooperative Bank in Wilmington, North Carolina.  This gain resulted from the difference between the purchase price and the acquisition-date fair value of the acquired assets and liabilities.  The after-tax impact of this gain was $41.1 million, or $2.46 per diluted common share.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2010 amounted to $31.5 million, a 34.5% increase over the second quarter of 2009.  Net interest income for the six months ended June 30, 2010 amounted to $62.7 million, a 37.7% increase over the comparable period of 2009.  The increase in net interest income was due to balance sheet growth realized from the Cooperative Bank acquisition and a higher net interest margin.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the second quarter of 2010 was 4.35%, a 19 basis point increase from the 4.16% realized in the first quarter of 2010, and a 61 basis point increase from the 3.74% margin realized in the second quarter of 2009.  The primary reason for the increase in the net interest margin is that the Company has been able to lower rates on maturing time deposits that were originated in periods of higher interest rates.

The Company’s net interest income has also been impacted by certain purchase accounting adjustments related to the June 2009 acquisition of Cooperative Bank and to a lesser degree the 2008 acquisition of Great Pee Dee Bancorp.  See page 5 of the Financial Summary for a table that presents the impact of the purchase accounting adjustments.

Provision for Loan Losses and Asset Quality

The Company’s provision for loan losses amounted to $8.0 million in the second quarter of 2010 compared to $7.6 million in the first quarter of 2010 and $3.9 million in the second quarter of 2009.  The higher provision for loan losses is a result of higher levels of classified and nonperforming assets and the impact of declining real estate values on the Company’s collateral dependent real estate loans.

The increases in the provisions for loan losses are primarily attributable to the Company’s “non-covered” loan portfolio, which excludes loans assumed from Cooperative Bank that are subject to loss share agreements with the FDIC.  The Company does not expect to record any significant loan loss provisions in the foreseeable future related to the loan portfolio acquired from Cooperative Bank because these loans were written down to estimated fair market value in connection with recording the acquisition.

The Company’s non-covered nonperforming assets amounted to $108 million at June 30, 2010, compared to $101 million at March 31, 2010 and $53 million at June 30, 2009.   At June 30, 2010, the ratio of non-covered nonperforming assets to total non-covered assets was 3.89%, compared to 3.58% at March 31, 2010, and 1.82% at June 30, 2009.

The Company’s ratio of annualized net charge-offs to average non-covered loans was 1.05% for the second quarter of 2010 compared to 1.01% in the first quarter of 2010 and 0.49% in the second quarter of 2009.

        The Company’s nonperforming assets that are covered by FDIC loss share agreements amounted to $187 million at June 30, 2010, compared to $185 million at March 31, 2010 and $91 million at June 30, 2009.  The Company continues to submit reimbursement claims to the FDIC on a regular basis.

Noninterest Income

Total noninterest income was $4.5 million in the second quarter of 2010 and $10.2 million for the six months ended June 30, 2010.  This compares to noninterest income of $72.8 million for the second quarter of 2009 and $77.5 million for the six months ended June 30, 2009.  Each of the periods in 2009 include a $67.9 million gain related to the June 2009 acquisition of Cooperative Bank.  Most other categories of noninterest income increased as a result of the larger customer base that resulted from the Cooperative Bank acquisition.

In the second quarter of 2010, the Company recorded $1.2 million in write-downs (net of FDIC reimbursable amounts) on foreclosed properties covered by FDIC loss sharing agreements, which is included in “Other gains (losses)” in the accompanying schedules.   The write-downs were necessary as a result of updated appraisals obtained on these properties during the quarter.

Noninterest Expenses

Noninterest expenses amounted to $22.0 million in the second quarter of 2010, a 14.3% increase over the $19.2 million recorded in the same period of 2009.  Noninterest expenses for the six months ended June 30, 2010 amounted to $44.2 million, a 25.9% increase from the $35.1 million recorded in the first six months of 2009.  The increase is primarily attributable to incremental operating expenses associated with the Cooperative Bank acquisition that occurred late in the second quarter of 2009.  Included in other noninterest expenses for the second quarter of 2010 are approximately $0.7 million in costs associated with collection activities on loans and foreclosed properties covered by FDIC loss sharing agreements, compared to $1 million in the first quarter of 2010 and zero for the first six months of 2009.  During the first quarter of 2010, the Company was also impacted by a fraud loss of $0.6 million.

The Company’s effective tax rate has declined from approximately 39% in 2009 to 36% in 2010 as a result of purchases of tax-exempt investment securities during 2010.

Balance Sheet and Capital

Total assets at June 30, 2010 amounted to $3.3 billion, a 6.0% decrease from a year earlier.  Total loans at June 30, 2010 amounted to $2.6 billion, a 7.8% decrease from a year earlier, and total deposits amounted to $2.8 billion at June 30, 2010, a 2.8% decrease from a year earlier.

The Company continues to experience a general decline in loans, with loans decreasing approximately $98 million, or 3.7%, since December 31, 2009.  Although the Company originates and renews a significant amount of loans each month, normal paydowns of loans are exceeding new loan growth.  Overall, loan demand remains weak in most of the Company’s market areas.

The Company’s deposits declined by $138 million, or 4.7%, during the first six months of 2010.  This decrease was primarily a result of the loss of $117 million in relatively high-cost time deposits, including $73 million in internet time deposits, that matured and were not renewed during the first six months of 2010.  Brokered deposits remained at a low level at June 30, 2010, comprising just 3.3% of total deposits, with internet deposits comprising an additional 2.0%.

The Company remains well-capitalized by all regulatory standards with a Total Risk-Based Capital Ratio of 16.43% compared to the 10.00% minimum to be considered well-capitalized.  The Company’s tangible common equity to tangible assets ratio was 6.56% at June 30, 2010, an increase of 96 basis points from a year earlier.  The Company continues to have outstanding $65 million in preferred stock that was issued to the US Treasury in January 2009.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “I am pleased to report another profitable quarter for the company.  Many of the underlying trends are positive as well, including a rising net interest margin, increased capital levels, and our lowest quarterly increase in nonperforming assets since the beginning of the recession.  Our strong position allows us to continue to lend money in the communities we serve.”

Mr. Ocheltree noted the following other corporate developments:

•	First Bank is holding 75th anniversary celebrations throughout the branch network during August. First Bank opened for business in Troy, North Carolina in 1935.

•	The Company opened a branch in Christiansburg, Virginia on May 24, 2010. This branch is the Company’s sixth in southwestern Virginia.

•
On May 26, 2010, the Company announced a quarterly cash dividend of $0.08 cents per share payable on July 23, 2010 to shareholders of record on June 30, 2010.  This is the same dividend rate as the Company declared in the second quarter of 2009.

•
During the second quarter of 2010, the Company’s data processing subsidiary, Montgomery Data Services, was merged into First Bank.  Montgomery Data Services had ceased providing data processing services to banks other than First Bank earlier in the year, and the Company decided it no longer desired to offer these services to other banks.

•	There was no stock repurchase activity during 2010.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 92 branches, with 77 branches operating in the central Piedmont and coastal regions of North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2010	2009	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$37,609	33,640
Interest on investment securities	1,988	1,874
Other interest income	121	66
Total interest income	39,718	35,580	11.6%
Interest expense
Interest on deposits	7,671	11,224
Other, primarily borrowings	511	913
Total interest expense	8,182	12,137	(32.6%)
Net interest income	31,536	23,443	34.5%
Provision for loan losses	8,003	3,926	103.8%
Net interest income after provision for loan losses	23,533	19,517	20.6%
Noninterest income
Service charges on deposit accounts	3,593	3,250
Other service charges, commissions, and fees	1,378	1,205
Fees from presold mortgages	440	293
Commissions from financial product sales	340	337
Data processing fees	–	36
Gain from business acquisition	–	67,894
Securities gains (losses)	15	(56)
Other gains (losses)	(1,229)	(183)
Total noninterest income	4,537	72,776	(93.8%)
Noninterest expenses
Personnel expense	11,324	9,552
Occupancy and equipment expense	2,815	2,110
Intangibles amortization	220	98
Acquisition expenses	–	792
Other operating expenses	7,598	6,651
Total noninterest expenses	21,957	19,203	14.3%
Income before income taxes	6,113	73,090	(91.6%)
Income taxes	2,172	28,562	(92.4%)
Net income	$3,941	44,528	(91.1%)

Preferred stock dividends and accretion	(1,026)	(1,022)

Net income available to common shareholders	$2,915	43,506	(93.3%)

Earnings per common share – basic	$0.17	2.62	(93.5%)
Earnings per common share – diluted	0.17	2.61	(93.5%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$31,536	23,443
Tax-equivalent adjustment (1)	331	187
Net interest income, tax-equivalent	$31,867	23,630	34.9%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2010	2009	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$75,827	66,192
Interest on investment securities	3,872	3,806
Other interest income	328	105
Total interest income	80,027	70,103	14.2%
Interest expense
Interest on deposits	16,231	22,649
Other, primarily borrowings	1,083	1,901
Total interest expense	17,314	24,550	(29.5%)
Net interest income	62,713	45,553	37.7%
Provision for loan losses	15,626	8,411	85.8%
Net interest income after provision for loan losses	47,087	37,142	26.8%
Noninterest income
Service charges on deposit accounts	7,058	6,224
Other service charges, commissions, and fees	2,723	2,326
Fees from presold mortgages	812	452
Commissions from financial product sales	762	831
Data processing fees	32	65
Gain from acquisition	–	67,894
Securities gains (losses)	24	(119)
Other gains (losses)	(1,180)	(151)
Total noninterest income	10,231	77,522	(86.8%)
Noninterest expenses
Personnel expense	22,424	18,378
Occupancy and equipment expense	5,842	4,179
Intangibles amortization	435	196
Acquisition expenses	–	792
Other operating expenses	15,536	11,595
Total noninterest expenses	44,237	35,140	25.9%
Income before income taxes	13,081	79,524	(83.6%)
Income taxes	4,702	30,915	(84.8%)
Net income	$8,379	48,609	(82.8%)

Preferred stock dividends and accretion	(2,053)	(1,963)

Net income available to common shareholders	$6,326	46,646	(86.4%)

Earnings per share - basic	$0.38	2.81	(86.5%)
Earnings per share - diluted	0.38	2.80	(86.4%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$62,713	45,553
Tax-equivalent adjustment (1)	626	350
Net interest income, tax-equivalent	$63,339	45,903	38.0%

(1)       See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 3
	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2010	2009	2010	2009
Return on average assets (1)	0.35%	6.40%	0.38%	3.52%
Return on average common equity (2)	4.11%	76.25%	4.51%	41.61%
Net interest margin – tax-equivalent (3)	4.35%	3.74%	4.25%	3.71%
Efficiency ratio – tax-equivalent (3) (4)	60.31%	19.92%	60.13%	28.47%
Net charge-offs to average non-covered loans	1.05%	0.49%	1.03%	0.41%

COMMON SHARE DATA
Cash dividends declared - common	$0.08	0.08	$0.16	0.16
Stated book value - common	16.92	15.92	16.92	15.92
Tangible book value - common	12.70	11.63	12.70	11.63
Common shares outstanding at end of period	16,770,119	16,655,577	16,770,119	16,655,577
Weighted average shares outstanding - basic	16,751,962	16,636,769	16,742,240	16,622,697
Weighted average shares outstanding - diluted	16,784,126	16,672,989	16,772,969	16,658,917

CAPITAL RATIOS
Tangible equity to tangible assets	8.56%	7.48%	8.56%	7.48%
Tangible common equity to tangible assets	6.56%	5.60%	6.56%	5.60%
Tier I leverage ratio	10.04%	11.77%	10.04%	11.77%
Tier I risk-based capital ratio	15.17%	12.95%	15.17%	12.95%
Total risk-based capital ratio	16.43%	14.20%	16.43%	14.20%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,316,971	2,725,214	$3,378,754	2,671,052
Loans	2,575,926	2,249,130	2,601,782	2,225,956
Earning assets	2,939,478	2,537,023	3,002,306	2,494,751
Deposits	2,818,581	2,255,374	2,864,562	2,180,899
Interest-bearing liabilities	2,664,399	2,161,671	2,731,974	2,121,214
Shareholders’ equity	349,330	293,893	347,928	288,204

(1) Calculated by dividing annualized net income available to common shareholders by average assets.
(2) Calculated by dividing annualized net income available to common shareholders by average common equity.
(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(4)  Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009

Net interest income – tax-equivalent (1)	$31,867	31,472	31,280	30,731	23,630
Taxable equivalent adjustment (1)	331	295	247	221	187
Net interest income	31,536	31,177	31,033	30,510	23,443
Provision for loan losses	8,003	7,623	6,575	5,200	3,926
Noninterest income	4,537	5,694	6,255	5,741	72,776
Noninterest expense	21,957	22,280	22,458	20,953	19,203
Income before income taxes	6,113	6,968	8,255	10,098	73,090
Income taxes	2,172	2,530	2,987	3,716	28,562
Net income	3,941	4,438	5,268	6,382	44,528
Preferred stock dividends and accretion	1,026	1,027	1,014	995	1,022
Net income available to common shareholders	2,915	3,411	4,254	5,387	43,506

Earnings per common share – basic	0.17	0.20	0.25	0.32	2.62
Earnings per common share – diluted	0.17	0.20	0.25	0.32	2.61

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At June 30, 2010	At March 31, 2010	At Dec. 31, 2009	At June 30, 2009	One Year Change
Assets
Cash and due from banks	$59,944	51,827	60,071	47,761	25.5%
Interest bearing deposits with banks	153,630	203,291	290,801	177,230	-13.3%
Total cash and cash equivalents	213,574	255,118	350,872	224,991	-5.1%

Investment securities	210,629	213,093	214,168	213,998	-1.6%
Presold mortgages	3,123	1,494	3,967	8,993	-65.3%

Loans – non-covered	2,099,099	2,117,873	2,132,843	2,174,422	-3.5%
Loans – covered by FDIC loss share agreements	455,477	488,259	520,022	597,682	-23.8%
Total loans	2,554,576	2,606,132	2,652,865	2,772,104	-7.8%
Allowance for loan losses	(42,215)	(39,690)	(37,343)	(33,185)	27.2%
Net loans	2,512,361	2,566,442	2,615,522	2,738,919	-8.3%

Premises and equipment	54,026	54,009	54,159	52,362	3.2%
FDIC loss share receivable	118,072	117,003	143,221	185,112	-36.2%
Intangible assets	70,797	71,017	70,948	71,382	-0.8%
Other real estate owned – non-covered	14,690	10,818	8,793	6,032	143.5%
Other real estate owned – covered	80,074	68,044	47,430	12,415	545.0%
Other assets	40,996	36,150	36,276	17,571	133.3%
Total assets	$3,318,342	3,393,188	3,545,356	3,531,775	-6.0%

Liabilities
Deposits:
Non-interest bearing demand	$293,555	282,298	272,422	271,669	8.1%
NOW accounts	356,626	313,975	362,366	271,991	31.1%
Money market accounts	494,979	537,296	496,940	449,007	10.2%
Savings accounts	157,343	155,603	149,338	145,194	8.4%
Brokered time deposits	91,195	90,061	76,332	108,933	-16.3%
Internet time deposits	54,535	77,209	128,024	168,562	-67.6%
Other time deposits > $100,000	668,044	711,231	704,128	673,370	-0.8%
Other time deposits	678,611	702,879	743,558	786,440	-13.7%
Total deposits	2,794,888	2,870,552	2,933,108	2,875,166	-2.8%

Repurchase agreements	61,766	67,394	64,058	62,309	-0.9%
Borrowings	76,579	76,695	176,811	230,099	-66.7%
Other liabilities	36,371	32,918	28,996	34,059	6.8%
Total liabilities	2,969,604	3,047,559	3,202,973	3,201,633	-7.2%

Shareholders’ equity
Preferred stock	65,000	65,000	65,000	65,000	0.0%
Discount on preferred stock	(3,361)	(3,575)	(3,789)	(4,190)	-19.8%
Common stock	98,973	98,440	98,099	97,409	1.6%
Common stock warrants	4,592	4,592	4,592	4,592	0.0%
Retained earnings	186,552	184,982	182,908	175,933	6.0%
Accumulated other comprehensive income	(3,018)	(3,810)	(4,427)	(8,602)	-64.9%
Total shareholders’ equity	348,738	345,629	342,383	330,142	5.6%
Total liabilities and shareholders’ equity	$3,318,342	3,393,188	3,545,356	3,531,775	-6.0%

First Bancorp and Subsidiaries Financial Summary - page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009

Yield on loans	5.86%	5.90%	5.97%	6.01%	6.00%
Yield on securities – tax-equivalent (1)	4.38%	4.13%	3.97%	4.23%	4.46%
Yield on other earning assets	0.32%	0.38%	0.36%	0.34%	0.26%
Yield on all interest earning assets	5.46%	5.37%	5.35%	5.45%	5.65%

Rate on interest bearing deposits	1.22%	1.32%	1.61%	1.82%	2.24%
Rate on other interest bearing liabilities	1.54%	1.41%	1.17%	1.36%	2.40%
Rate on all interest bearing liabilities	1.23%	1.32%	1.58%	1.78%	2.25%

Interest rate spread – tax-equivalent (1)	4.23%	4.05%	3.77%	3.72%	3.40%
Net interest margin – tax-equivalent (2)	4.35%	4.16%	3.92%	3.87%	3.74%

Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

  (1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
  (2)  Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
	Positive (negative) impact on net interest income

Interest income – reduced by premium amortization on loans	$(49)	(49)	(49)	(49)	(49)
Interest income – increased by accretion of loan discount	1,659	1,484	1,469	−	−
Interest expense – reduced by premium amortization of deposits	731	1,184	1,639	2,072	−
Interest expense – reduced by premium amortization of borrowings	116	116	116	116	116
Impact on net interest income	$2,457	2,735	3,175	2,139	67

First Bancorp and Subsidiaries Financial Summary - page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2010	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009

Non-covered nonperforming assets
Nonaccrual loans	$73,152	63,415	62,206	51,015	43,210
Restructured loans	20,392	27,207	21,283	6,963	3,995
Accruing loans > 90 days past due	-	-	-	-	-
Total non-covered nonperforming loans	93,544	90,622	83,489	57,978	47,205
Other real estate	14,690	10,818	8,793	7,549	6,032
Total non-covered nonperforming assets	$108,234	101,440	92,282	65,527	53,237

Covered nonperforming assets (1)
Nonaccrual loans (2)	$98,669	105,043	117,916	122,308	78,413
Restructured loans	8,450	11,379	-	-	-
Accruing loans > 90 days past due	-	-	-	-	-
Total covered nonperforming loans	107,119	116,422	117,916	122,308	78,413
Other real estate	80,074	68,044	47,430	10,439	12,415
Total covered nonperforming assets	$187,193	184,466	165,346	132,747	90,828

Total nonperforming assets	$295,427	285,906	257,628	198,274	144,065
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	0.85%	0.81%	0.54%	0.57%	0.47%
Nonperforming loans to total loans	7.86%	7.94%	7.59%	6.61%	4.53%
Nonperforming assets to total assets	8.90%	8.43%	7.27%	5.62%	4.08%
Allowance for loan losses to total loans	1.65%	1.52%	1.41%	1.26%	1.20%
Allowance for loan losses to nonperforming loans	21.04%	19.17%	18.54%	19.11%	26.42%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	1.05%	1.01%	0.69%	0.72%	0.49%
Non-covered nonperforming loans to non-covered loans	4.46%	4.28%	3.91%	2.70%	2.17%
Non-covered nonperforming assets to total non-covered assets	3.89%	3.58%	3.10%	2.23%	1.82%
Allowance for loan losses to non-covered loans	2.01%	1.87%	1.75%	1.60%	1.53%
Allowance for loan losses to non-covered nonperforming loans	45.13%	43.80%	44.73%	59.41%	70.30%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.
(2) At June 30, 2010, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $146.5 million.